UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2018
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2018, Stratus Kingwood Place, L.P. (“Kingwood, L.P.”), a subsidiary of Stratus Properties Inc. (“Stratus”), and Comerica Bank, as lender, entered into a construction loan agreement and other related loan documents (collectively, the “Loan Documents”). The Loan Documents supersede and replace the land acquisition loan agreement and related documents dated August 6, 2018, which provided for a loan in the amount of $6,750,000 (the “Prior Loan”), the proceeds of which were used to purchase a 54-acre tract of land located in Kingwood, Texas, for the future development of Kingwood Place, an H-E-B, L.P. (“HEB”)-anchored mixed-use development project (“Kingwood Place”).

The Loan Documents provide for a loan in the amount of $32,870,000 (which includes an advance in the amount of the outstanding principal balance of the Prior Loan) and provides an additional $26,120,000 in loan proceeds (collectively the “Loan”) to finance approximately 70 percent of the costs associated with the construction of the approximately $48,000,000 Kingwood Place project. The remaining 30 percent of the project’s costs (approximately $15,000,000) is being funded through borrower equity, contributed by Stratus and private equity investors. The development plan for Kingwood Place includes a 103,000-square-foot HEB grocery store, 41,000 square feet of retail space, 6 retail pads and an approximate 10-acre parcel planned for approximately 300 multi-family units. Stratus has engaged an agent to market and sell, subject to market conditions, the multi-family parcel to a third party developer. Construction of Kingwood Place is expected to begin in mid-December. The HEB grocery store is anticipated to open in third-quarter 2019.

The Loan Documents also provide that the maturity date of the Loan is December 6, 2022, with the possibility of two 12-month extensions, subject to satisfying specified conditions. The interest rate applicable to the Loan is the London Interbank Offered Rate plus 2.5 percent. Payments of interest on the loan are due and payable monthly, through December 6, 2022, the date on which the Loan will mature. During the extension periods, the principal balance of the Loan will be payable in monthly installments of principal and interest based on 6.5 percent and a 30-year amortization. Kingwood, L.P. may prepay all or any portion of the Loan without premium or penalty, subject to certain costs, at any time prior to the final maturity date. Upon the occurrence of certain customary events of default, the lender may accelerate repayments under the Loan and the repayment guaranty (discussed further below), sell or liquidate all or any portion of the collateral, set off against the indebtedness any amounts the lender owes to Kingwood L.P., charge interest at the default rate and exercise any one or more of the rights and remedies granted to the lender under the Loan Documents or applicable law.

The Loan is secured by a first lien deed of trust and security agreement that includes as collateral the Kingwood Place project and all leases and rents associated with Kingwood Place.

Stratus has guaranteed completion of the Kingwood Place project. In addition, Stratus has a repayment guaranty limited to 25 percent of the principal amount outstanding from time to time and all accrued and unpaid interest under the Loan. Stratus’s repayment obligations will be further limited to the actual losses or damages sustained by the lender, among other obligations, upon the occurrence of certain carve-out events if Stratus meets the specified requirements, which include completion of Kingwood Place and Kingwood L.P.’s ability to maintain a debt service coverage ratio of at least 1:20 to 1:00.

The Loan contains the same financial covenants as those in place under Stratus’ Comerica Bank credit facility, including a requirement that Stratus maintain a net asset value of $125,000,000 and an aggregate promissory note debt-to-gross asset value of less than 50 percent. The Loan also contains other affirmative and negative covenants usual and customary for loan agreements of this nature.

The foregoing summary of the Loan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Loan Documents, which are filed as Exhibits 10.1 and 10.2.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth in Item 1.01 herein are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated December 12, 2018, announcing that Stratus Kingwood L.P. has obtained construction financing for Kingwood Place, an H-E-B, L.P. (HEB)-anchored mixed-use development project in Kingwood, Texas. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Construction Loan Agreement by and between Stratus Kingwood Place, L.P., as borrower, and Comerica Bank, as lender, dated December 6, 2018.
10.2	Promissory Note by and between Stratus Kingwood Place, L.P. and Comerica Bank dated December 6, 2018.
99.1	Press Release dated December 12, 2018 titled “Stratus Properties Inc. Obtains Construction Financing for Kingwood Place.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: December 12, 2018